Exhibit 10.9

EQUITY TRANSFER AGREEMENT OF

ILLIGATE TEXTILE (ZHE JIANG) CO., LTD

BETWEEN

ILLIGATE DEVELOPMENT LIMITED

AND

LIZHAN RESOURCES RECYCLING TECHNOLOGY

DEVELOPMENT CO., LTD.

September 15, 2009

Equity Transfer Agreement

This equity transfer agreement (“the agreement”) is made on September 15, 2009 by the following parties:

Transferor: ILLIGATE DEVELOPMENT LIMITED, a company established and existing according to the law of British Virgin Islands with its registered address at the British Virgin Islands and its chairman of board as Liu Jianfeng.

Transferee: LIZHAN RESOURCES RECYCLING TECHNOLOGY DEVELOPMENT CO., LTD., a company established and existing according to the law of Hong Kong with its registered address at room 501, 5th floor, 113 Argyle Street, Mong Kok, Kowloon, Hong Kong and its chairman of board as Liu Jianfeng.

For the purpose of the agreement, the transferor and the transferee shall be referred to collectively as “both parties” and unilaterally as “one party”.

Preface

Whereas Illigate Textile (Zhejiang) Co., Ltd. (“the company” ) is a Wholly Foreign-owned enterprise established solely by the transferor and validly existing according to the law of China with a total investment amount of US$ 5,277,400 and a registered capital of US$3,580,000 and its registered address at 716 Qifu Road, Wutong Street, Tongxiang City, Zhejiang and its legal representative as Liu Jianfeng; the transferor is the equity holder of the company, holding 100% of the equity of the company(“the equity transferred”) .

Therefore, subject to the mutual covenants, representations and warranties contained herein, both parties agree as follows:

Article I Sales and Purchase

1.1	transfer and purchase of the equity of the transferor

According to the provisions herein and subject to the conditions herein, the transferor shall transfer to the transferee and the transferee shall purchase from the transferor and obtain all the rights and interests of the transferor to the equity transferred. Such rights and interests do not contain any pledge or other security interest, claim or other third party interest.

1.2	the ratio of the equity transferred to the transferee

The transferee shall purchase and obtain all equity transferred, i.e. 100% of the company’s registered capital and equity holder’s related interests. After the completion of equity transfer under the agreement, the transferee shall become the only equity holder of the company.

Article II Purchase Price and its Payment

2.1	purchase price

The total investment amount of the company is US$ 5,277,400 and the registered capital is US$3,580,000. As at the signing date of this agreement, all the US$3,580,000 registered capital has been paid up.

The reference date of the equity transfer under the agreement shall be September 15, 2009. The transferee shall pay the transferor the transfer price at the ratio of 1:1 to the registered capital, namely US$3,580,000 as consideration for the transfer.

2.2	payment of purchase price

The agreement shall become effective after being approved by the approving authority. The transferee shall pay all the purchase price of the equity to the bank account designated by the transferor within the closing period (as defined is Article IV). The closing venue shall be Hong Kong and the closing currency shall be US dollars.

2.3	taxes

Both parties shall bear any taxes which shall be borne by them resulted from the signing of the agreement and the equity transfer herein according to applicable law.

Article III Representation and Warranty

3.1	representation and warranty of the transferee

The transferee hereby represents and warrants to the transferor as follows:

(1) legal status and capability of the transferee: the transferee is a company properly established and validly existing according to the law of its registered place. It has the independent qualification of legal person and has the full and independent legal status and legal capability to execute, deliver and perform the agreement and can independently act as one party to litigation.

(2) authorization and approval: the transferee has its company’s full internal power and authorization to execute and deliver the agreement and all documents related with the transaction herein and to be executed by it. The transferee has the full power and authorization to carry out the transaction described herein. The agreement is executed and delivered by the transferee in a lawful and proper manner. The agreement shall constitute a lawful and binding obligation to the transferee; all relevant documents related with the transaction herein and to be executed by it shall become effective after being signed by it and shall constitute its lawful and binding obligation which can be enforced against it according to the provisions.

(3) performance capability: as far as the transferee possibly know, as at signing of the agreement, the transferee does not involve in any insolvency, bankruptcy, termination and other major legal suit, litigation or other event or circumstances which may cause serious adverse effect to the transferee, the transaction herein or the capability of the transferee to perform the obligations under the agreement (including but not limited to the payment of the purchase price).

(4) rights and obligations under the articles of association of the company: for the rights and obligations of the transferee under the articles of association of the company, see the articles of association of the company.

3.2 representation and warranty of the transferor:

The transferor hereby represents and warrants to the transferee as follows:

(1) legal status and capability of the transferor: the transferor is a company properly established and validly existing according to the law of its registered place. It has the independent qualification of legal person and has the full and independent legal status and legal capability to execute, deliver and perform the agreement and can independently act as one party to litigation.

(2) authorization and approval: the transferor has its company’s full internal power and authorization to execute and deliver the agreement and all documents related with the transaction herein and to be executed by it. The transferor has the full power and authorization to carry out the transaction described herein. The agreement is executed and delivered by the transferor in a lawful and proper manner. The agreement shall constitute a lawful and binding obligation to the transferor; all relevant documents related with the transaction herein and to be executed by it shall become effective after being signed by it and shall constitute its lawful and binding obligation which can be enforced against it according to the provisions.

(3) performance capability: as far as the transferor possibly know, as at signing of the agreement, the transferor does not involve in any insolvency, bankruptcy, termination and other major legal suit, litigation or other event or circumstances which may cause serious adverse effect to the transferor, the transaction herein or the capability of the transferor to perform the obligations under the agreement.

(4) ownership to the equity transferred: the transferor is the registered and true owner of the equity transferred, and there does not exist any pledge or other security interests, claim, attachment, freezing or other third party interest on the equity transferred. The transferee can obtain a good ownership of the equity transferred without any pledge or other security interests, claim or other third party interest.

Article IV Conditions for Effectiveness and Closing

4.1 preconditions for coming into effect of the equity transfer

Both parties agree that unless otherwise being waived in writing by both parties (within the limit permitted by law), the agreement and the equity transfer herein shall become effective upon all the following conditions having been met and completed:

(a) the agreement has been executed and delivered by duly authorized representatives of both parties;

(b) the board of directors of the company has passed proper resolution according the company’ s articles of association, approving the agreement and the transaction described herein; and

(c) the original approving authority of the company has approved the agreement, the transaction described herein and the amended articles of association of the company and has issued the certificate of approval.

4.2 closing

Subject to the equity transfer becoming effective according to Article 4.1, the closing period of the equity transfer under the agreement (“the closing period”) shall be completed within 6 months of the change of the company’s business license. Before the expiry of the closing period, the transferor shall deliver the following documents to the transferee: (i) the capital investment certificate signed by the legal representative of the company; (ii) the equity holders’ book registering the transferee as the only equity holder of the company.

Article V Further Agreement

5.1 further commitment

Each party shall further execute reasonably required documents and take reasonably required actions so as to ensure the effective completion of the equity transfer under the agreement.

5.2 the board resolution of the company

The transferor agrees and warrants that it shall cause the company’s director assigned by it to approve the agreement and the transaction herein according to the requirements of Article 4.1(b) in proper manner as soon as possible.

5.3 delivering of approval

The transferor agrees and warrants that it shall cause the company to apply to the original approving authority and obtain the approval document of the agreement and the transaction herein as soon as possible after the signing and delivery of the agreement. Both parties shall provide reasonable assistance and collaboration; after the agreement and the transaction herein being approved by the original approving authority of the company, both parties shall continue to provide reasonable assistance and collaboration to the company so as to ensure the company’s handling change of industrial and commercial registration as soon as possible with the original registration authority of the company.

5.4 creditors’ rights and liabilities

From the effective date, the creditors’ rights and liabilities of the company shall be enjoyed and borne by the transferee according to applicable law.

Article VI Liabilities for Breach of Contract

If one party’s any representation and warranty made under the agreement being untrue or inaccurate or any party in violation of, not performing or delay in performing any obligations under the agreement, it shall be deemed as breach of contract. The non-breaching party may give a written notice to the breaching party, requesting the breaching party to adopt remedial measures within thirty (30) days of receiving the written notice in a timely manner. If any loss occurs to the non-breaching party due to the breaching party’s breach, the breaching party shall make reasonable and full compensation and remedies to the breaching party.

Article VII Other Matters

7.1 relative independence

Each article of the agreement is separable and independent to any other article. In the event that one or several articles of the agreement become invalid, illegal or cannot be carried out, the validity, legality and execution of the other articles of the agreement shall not be thus affected.

7.2 interested parties

Unless otherwise agreed herein, the agreement shall be binding to each party (including its lawful successors); furthermore, unless otherwise agreed herein, the agreement does not intend (either explicitly or implicitly) to create any right or obligation under the agreement for any other person.

7.3 the transfer of right or obligation

Without the prior written approval of the other party, any party shall not transfer any right and/or obligation under the agreement to any third party.

7.4 notice

All the notices and other communications under this agreement shall be made in written form and shall be deemed delivered at the earlier of: (i) if delivered in person, upon the delivery; (ii) if by mail(registered mail, prepaid), upon being received; (iii) if by a recognized express company, the second business day after being sent; or (iv) if by telex or facsimile (both parties shall set the general means of communication of this type to ensure the acceptance by the other party), upon being sent.

7.5 applicable law and dispute resolution

The making, becoming effective, performance, amendment, explanation and termination of the agreement shall be governed by the law of Hong Kong Special Administrative Region. In case of dispute, both parties shall resolve it through consultation. In case it cannot be resolved by consultation, either party can bring an action.

7.6 the cancellation and termination of the agreement

The agreement may be cancelled or terminated in advance after consultation and agreement of both parties.

7.7 text

The agreement shall be made in four (4) copies, one (1) copy to each party. The other two copies shall be delivered to relevant government authorities to handle the approval and registration change of the equity change under the agreement. For the above purpose, both parties can accordingly add to the executed original copy if necessary.

For and on behalf of

The transferor: ILLIGATE DEVELOPMENT LIMITED

(Seal)

Date: September 15, 2009

For and on behalf of

The transferee: LIZHAN RESOURCES RECYCLING TECHNOLOGY DEVELOPMENT CO., LTD.

(Seal)

Date: September 15, 2009